As filed with the Securities and Exchange Commission on June 7, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MARRONE BIO INNOVATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-5137161
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification Number)

1540 Drew Avenue

Davis, CA 95618

(530) 750-2800

(Address of principal executive offices)

Marrone Bio Innovations, Inc.

2019 Employee Stock Purchase Plan

(Full title of the Plan)

Pamela G. Marrone

Chief Executive Officer

1540 Drew Avenue

Davis, CA 95618

(530) 750-2800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:

Charles S. Farman, Esq.

Alfredo B. D. Silva, Esq.

Morrison & Foerster LLP

425 Market Street

San Francisco, California 94105

(415) 268-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer	[ ]	Accelerated filer	[X]

Non-accelerated filer	[ ]	Smaller reporting company	[X]

Emerging Growth Company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common stock, $0.00001 par value per share:
—2019 Employee Stock Purchase Plan	1,000,000	$1.23	$1,230,000.00	$149.08
TOTAL:	1,000,000		$1,230,000.00	$149.08

(1)	Relates to common stock to be issued pursuant to the Marrone Bio Innovations, Inc. (the “Registrant”) 2019 Employee Stock Purchase Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of common stock that may be offered or issued in connection with certain corporate transactions or events, including any stock dividend, stock split or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock.

(2)	Estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee based on 85% of the average of the high $1.49 and low $1.40 prices of the Registrant’s common stock on June 6, 2019, as reported on The NASDAQ Capital Market. Pursuant to the Plan, the purchase price of the shares of common stock reserved for issuance thereunder will be 85% of the lower of (a) the fair market value per share of the common stock on the first day of the offering period and (b) the fair market value on the last day of the offering period.

EXPLANATORY NOTE

Marrone Bio Innovations, Inc. (the “Registrant”) has prepared this Registration Statement (the “Registration Statement”) in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register an aggregate of 1,000,000 shares of common stock of the Registrant authorized for issuance under the Registrant’s 2019 Employee Stock Purchase Plan (the “ESPP”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the Commission on March 29, 2019;

(b) The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2019, filed with the Commission on May 10, 2019;

(c) The Registrant’s Current Reports on Form 8-K filed with the Commission on March 18, 2019, April 5, 2019, April 26, 2019, and June 3, 2019;

(d) The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-36030), filed with the Commission on July 29, 2013, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description; and

(e) All other reports that the Registrant filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the audited financial statements described in (a) above.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s Amended and Restated Bylaws provide generally for indemnification of its directors and executive officers, and other officers, employees and agents to the fullest extent permitted by law. Pursuant to Section 145 of the Delaware General Corporation Law (“DGCL”), a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of a corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of a corporation, however, indemnification is not available if such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless the court determines that indemnification is appropriate. In addition, a corporation has the power to purchase and maintain insurance for such person. The statute also expressly provides that the power to indemnify that it authorizes is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

As permitted by Section 102 of the DGCL, the Registrant’s stockholders have approved and incorporated provisions into Article VII of the Registrant’s Amended and Restated Certificate of Incorporation and Article XIII of the Registrant’s Amended and Restated Bylaws eliminating a director’s personal liability for monetary damages to the Registrant and its stockholders arising from a breach of a director’s fiduciary duty, except for liability under Section 174 of the DGCL or liability for any breach of the director’s duty of loyalty to us or its stockholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law or for any transaction in which the director derived an improper personal benefit.

The Registrant has entered and intends to continue to enter into separate indemnification agreements with certain of its officers and directors that are, in some cases, broader than the specific indemnification provisions provided by the DGCL and the Registrant’s charter documents, and may provide additional procedural protection. These agreements will require the Registrant, among other things, to indemnify and hold harmless such officer or director against certain liabilities that may arise by reason of the officer or director’s status or service as an officer or director of the Registrant and to (a) advance expenses, as incurred, to such officer or director in connection with a legal proceeding subject to limited exceptions and (b) cover such officer or director under any general or directors’ and officers’ liability insurance policy maintained by the Registrant.

In addition, the Registrant maintains standard policies of insurance under which coverage is provided to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and to the Registrant with respect to payments which may be made by it to such directors and officers pursuant to the above indemnification provisions or otherwise as a matter of law. The Registrant also makes available standard life insurance and accidental death and disability insurance policies to its employees.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the Exhibit Index included immediately prior to the signature page of this Registration Statement, which is incorporated by reference herein.

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(a)(i) and (A)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Exhibit Description	Incorporated by Reference
		Form	File No.	Exhibit	Filing Date

3.1*	Amended and Restated Certificate of Incorporation of the Registrant.	10-K	001-36030	3.1	March 25, 2014

3.2*	Amended and Restated Bylaws.	8-K	001-36030	3.1	April 26, 2019

5.1	Opinion of Morrison & Foerster LLP.

4.3*	Form of Marrone Bio Innovations, Inc. Common Stock Certificate.	S-1/A	333-189753	4.1	July 22, 2013

23.1	Consent of Marcum LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Morrison & Foerster LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

99.1*	Marrone Bio Innovations, Inc. 2019 Employee Stock Purchase Plan.	DEF14 A	001-36030	Appendix A	April 30, 2019

* Incorporated by reference to exhibits previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Davis, State of California, on the 7th of June, 2019.

MARRONE BIO INNOVATIONS, INC.

By:	/s/ Pamela G. Marrone
Pamela G. Marrone
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below, constitutes and appoints Pamela G. Marrone and James B. Boyd, and each of them, her or his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for her or him and in her or his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same Offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or her or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Pamela G. Marrone	Chief Executive	June 7, 2019
Pamela G. Marrone	Officer and Director (Principal Executive Officer)

/s/ James B. Boyd	Chief Financial Officer and President	June 7, 2019
James B. Boyd	(Principal Financial Officer and Principal Accounting Officer)

/s/ Robert A. Woods	Chair of the Board	June 7, 2019
Robert A. Woods

/s/ George Kerckhove	Director	June 7, 2019
George Kerckhove

/s/ Yogesh Mago	Director	June 7, 2019
Yogesh Mago

/s/ Keith McGovern	Director	June 7, 2019
Keith McGovern

/s/ Zachary Wochok	Director	June 7, 2019
Zachary Wochok

/s/ Stuart Woolf	Director	June 7, 2019
Stuart Woolf